Exhibit 4.2

AFFILIATED MANAGERS GROUP, INC.

Second Supplemental Indenture

Dated as of October 11, 2012

5.25% Senior Notes due 2022

(Second Supplement to the Indenture Dated as of August 8, 2012)

WELLS FARGO BANK, NATIONAL ASSOCIATION,

as Trustee

SECOND SUPPLEMENTAL INDENTURE, dated as of August 8, 2012, between Affiliated Managers Group, Inc., a corporation duly organized and existing under the laws of the State of Delaware (herein called the “Company”), and Wells Fargo Bank, National Association, as Trustee (herein called the “Trustee”);

RECITALS:

WHEREAS, the Company executed and delivered to the Trustee an Indenture, dated as of August 8, 2012 (the “Base Indenture”), providing for the issuance from time to time of the Company’s unsecured notes or other evidences of indebtedness (herein and therein called the “Securities”), to be issued in one or more series as provided in the Base Indenture;

WHEREAS, the Company executed and delivered to the Trustee a First Supplemental Indenture, dated as of August 8, 2012, providing for the issuance of 6.375% Senior Notes due 2042;

WHEREAS, Section 10.1(9) of the Base Indenture permits the Company and the Trustee to enter into an indenture supplemental to the Base Indenture to establish the form and terms of any series of Securities without notice to or consent of any Holder of any Securities;

WHEREAS, Section 2.1 of the Base Indenture permits the form of Securities of any series to be established in an indenture supplemental to the Base Indenture;

WHEREAS, pursuant to Sections 2.1 and 2.3 of the Base Indenture, the Company desires to provide for the establishment of a new series of Securities under the Base Indenture, the form and substance of such series of Securities and the terms, provisions and conditions thereof to be set forth as provided in the Base Indenture and this Second Supplemental Indenture;

WHEREAS, all conditions and requirements necessary to make this Second Supplemental Indenture, when executed and delivered, a valid agreement of the Company, in accordance with its terms, have been performed and filled;

NOW, THEREFORE, WITNESSETH:

For and in consideration of the premises and the purchase of the Securities established by this Second Supplemental Indenture by the holders thereof (the “Holders”), it is mutually agreed, for the equal and proportionate benefit of all such Holders, as follows:

ARTICLE I

Definitions and Other Provisions of General Application

Section 1.01   Relation to Base Indenture.  This Second Supplemental Indenture constitutes a part of the Base Indenture (the provisions of which, as modified through this Second Supplemental Indenture), shall apply to the series of Securities established by this Second Supplemental Indenture but, except as expressly provided herein, shall not modify, amend or otherwise affect the Base Indenture insofar as it relates to any other series of Securities or, except as expressly provided herein, modify, amend or otherwise affect in any manner the terms and conditions of the Securities of any other series.

Section 1.02   Definitions.  For all purposes of this Second Supplemental Indenture, the capitalized terms used herein (i) which are defined in this Section 1.02 have the respective meanings assigned hereto in this Section 1.02 and (ii) which are defined in the Base Indenture (and which are not defined in this Section 1.02) have the respective meanings assigned thereto in the Base Indenture. For all purposes of this Second Supplemental Indenture:

(a)           Unless the context otherwise requires, any reference to an Article or Section refers to an Article or Section, as the case may be, of this Second Supplemental Indenture;

(b)           The words “herein,” “hereof” and “hereunder” and words of similar import refer to this Second Supplemental Indenture as a whole and not to any particular Article, Section or other subdivision; and

(c)           The terms defined in this Section 1.02(c) have the meanings assigned to them in this Section and include the plural as well as the singular.

“Business Day” means each Monday, Tuesday, Wednesday, Thursday and Friday that is not a day on which the banking institutions in The City of New York are authorized or obligated by law or executive order to close or be closed.

“Default” means any event that is, or after notice or lapse of time or both would become, an Event of Default with respect to the Notes.

“Interest Payment Date” has the meaning set forth in Section 2.01(d).

“Interest Period” has the meaning set forth in Section 2.01(d).

“Maturity Date” has the meaning set forth in 2.01(c).

“Notes” has the meaning set forth in Section 2.01(a).

“Person” means any individual, corporation, partnership, limited liability company, business trust, association, joint-stock company, joint venture, trust, incorporated or unincorporated organization or government or any agency or political subdivision thereof.

“Redemption Date”, when used with respect to any Note, means the date fixed for such redemption by or pursuant to this Second Supplemental Indenture.

“Redemption Price”, when used with respect to any Note to be redeemed, means the price at which it is to be redeemed pursuant to this Second Supplemental Indenture.

ARTICLE II

General Terms and Conditions of the Notes

Section 2.01   Terms of Notes.  Pursuant to Sections 2.1 and 2.3 of the Base Indenture, there is hereby established a series of Securities, the terms of which shall be as follows:

(a)           Designation.  The Securities shall be known and designated, as applicable, as the “5.25% Senior Notes due 2022” (the “Notes”) of the Company. The CUSIP number of the Notes is 008252868.

(b)           Form and Denominations.  The Notes will be issued only in fully registered form, and the authorized denominations of the Notes shall be $25 and integral multiples thereof. The Notes will initially be issued in the form of one or more Global Securities substantially in the form of Annex A attached hereto, with such modifications thereto as may be approved by the authorized officer executing the same, which shall be deposited on behalf of the purchasers of the Notes represented thereby with the Trustee as custodian for DTC (the “Depository”) and registered in the name of Cede & Co., the Depository’s nominee, duly executed by the Company, and authenticated by the Trustee. In limited circumstances, the Notes may be represented by notes in certificated form. The Notes will be denominated in U.S. Dollars and payments of principal and interest will be made in U.S. Dollars.

(c)           Maturity Date.  The principal amount of, and all accrued and unpaid interest on, the Notes shall be payable in full on October 15, 2022, or if such day is not a Business Day, the following Business Day (each, the “Maturity Date”).

(d)           Interest.  The Notes will bear interest at a rate of 5.25% per year from and after the original issue date thereof. Interest on the Notes shall be payable quarterly in arrears on January 15, April 15, July 15 and October 15 of each year, beginning January 15, 2013 (each such date, an “Interest Payment Date”). Interest will accrue from the most recent date to which interest has been paid or, if no interest has been paid, from the date of issuance (each, an “Interest Period”). The amount of interest payable for any quarterly Interest Period will be computed on the basis of a 360-day year composed of twelve 30-day months. The amount of interest payable for any period shorter than a full quarterly Interest Period for which interest is computed will be computed on the basis of the actual number of days elapsed per 30-day month. If any Interest Payment Date falls on a date that is not a Business Day, the interest payment due on that date will be postponed until the succeeding Business Day and no interest will be paid as a result of any such postponement.

In addition, all interest shall be payable on the Maturity Date, and interest on the Notes subject to redemption shall be payable on the date the principal thereof is payable.

(e)           To Whom Interest is Payable.  Interest shall be payable to the Person in whose name the Notes are registered at the close of business on the regular record date for such interest, which shall be the January 1, April 1, July 1 or October 1 (whether or not a Business Day), as the case may be, next preceding the Interest Payment Date, or in the event the Notes cease to be held in the form of one or more Global Securities, at the close of business on the date 15 days prior to that Interest Payment Date, whether or not a Business Day; provided, however, that interest due on the Maturity Date or any Redemption Date (in each case, whether or not an Interest Payment Date) will be paid to the Person to whom principal of such Notes is payable.

(f)            Sinking Fund; Holder Repurchase Right.  The Notes shall not be subject to any sinking fund or analogous provision or be redeemable at the option of the Holders.

(g)           Forms.  The Notes shall be substantially in the form of Annex A attached hereto, with such modifications thereto as may be approved by the authorized officer executing the same.

(h)           Security Registrar,  Paying Agent and Place of Payment. The Company hereby appoints Wells Fargo Bank, National Association as Security Registrar and Paying Agent with respect to the Notes. The Notes may be surrendered for registration of transfer and for exchange at the Corporate Trust Office of the Trustee or at any other office or agency maintained by the Company for such purpose. The place of payment for the Notes shall be the Paying Agent’s office in New York, New York.

Section 2.02   Optional Redemption.

(a) The provisions of Article 3 of the Indenture shall apply to the Notes.

(b) For the benefit of the Holders of the Notes, Section 3.8 of the Indenture shall be amended and restated to read in its entirety as follows:

“Section 3.8.          Notice to Holders; Redemption Price; etc.

(a) From time to time on or after August 15, 2017, in the case of the 6.375% Senior Notes due 2042, and October 15, 2015, in the case of the 5.25% Notes due 2022, the Securities will be redeemable, as a whole or in part, at the Company’s option, on at least 30 days, but not more than 60 days, prior notice mailed to the registered address of each Holder of the Securities to be redeemed, or provided by email or facsimile to the Trustee for transmission to the Depository or its nominee or such other notice method in accordance with the Indenture as determined by a certificate executed by certain Officers of the Company, at a Redemption Price of 100% of principal amount of the Securities to be redeemed, plus accrued and unpaid interest to, but not including, the date of redemption; provided, however, that in the event the Redemption Date for any Security falls on a day that is not a Business Day, then the related payments of principal and interest may be made on the next succeeding date that is a Business Day (and no additional interest will accumulate on the amount payable for the period from and after the Redemption Date for such Security unless the Company defaults in the payment of such interest); and provided, further, that the principal amount of any Security remaining outstanding after a redemption in part shall be an integral multiple of $25.

(b) On and after the Redemption Date for any Securities, interest will cease to accrue on the Securities or any portion thereof called for redemption, unless the Company defaults in the payment of such interest. On or before the Redemption Date for any Securities, the Company will deposit with a Paying Agent, or the Trustee, funds sufficient to pay the Redemption Price of, and accrued and unpaid interest on, the Securities to be redeemed on such date. If less than all of the Securities of any series are to be redeemed, the Securities of such series to be redeemed will be selected by the Trustee pro rata, by lot, or by a method that the Trustee shall deem fair and appropriate.”

Section 2.03   Limitation on Liens.

For the benefit of the Holders of the Notes, Section 5.6 of the Indenture shall be amended and restated to read in its entirety as follows:

“Section 5.6.          Limitation on Liens

So long as any Securities are outstanding, the Company shall not create, assume, incur or guarantee any Indebtedness for money borrowed that is secured by any mortgage, pledge, lien, security interest or other encumbrance of any nature (each, a “Lien”) on any present or future voting stock of any of the Company’s Subsidiaries unless the Securities are secured equally and ratably with, or prior to, the Indebtedness secured by such Lien for so long as such other Indebtedness is so secured.  If the Securities are so secured, the Company may, at its option, secure any other Indebtedness or obligations equally and ratably with the Securities, as long as such other Indebtedness or obligations are not subordinate to the Securities.  This limitation shall not apply to (a) Liens on voting stock of a Subsidiary at the time it becomes a Subsidiary, including any renewals, extensions or refinancings of the Indebtedness secured by such Lien; (b) Liens securing intercompany Indebtedness; and (c) Liens securing other Indebtedness created, assumed, incurred or guaranteed by the Company if the aggregate amount of the Indebtedness so secured does not exceed $200,000,000.”

Section 2.04   Consolidation, Merger and Sale of Assets.

For the benefit of the Holders of the Notes, Section 6.1 of the Indenture shall be amended and restated to read in its entirety as follows:

“Section 6.1.          Company May Consolidate, Etc., Only on Certain Terms.

The Company shall not consolidate with or merge with or into, or convey, transfer or lease all or substantially all of its properties and assets to, another Person unless (1) if the Company is not the resulting, surviving or transferee corporation, the resulting, surviving or transferee Person is a corporation organized and existing under the laws of the United States of America, any state thereof or the District of Columbia, and such Person expressly assumes by supplemental indenture all of the Company’s obligations under the Securities and the Indenture; (2) if, as a result of any such transaction, the Company’s properties or assets would become subject to a mortgage, pledge, lien, security interest or other encumbrance that would not be permitted by the Indenture, the Company or the resulting, surviving or transferee Person shall take such steps as shall be necessary effectively to secure the Securities equally and ratably with (or prior to) all Indebtedness secured thereby; and (3) immediately after giving effect to such transaction, no Default has occurred and is continuing under the Indenture.”

Section 2.05   Events of Default.

For the benefit of the Holders of the Notes, paragraph (5) of Section 7.1 of the Indenture shall be amended and restated to read in its entirety as follows:

“(5)         a default in the payment of the principal in respect of any mortgage, agreement or other instrument at the maturity thereof (other than a default under this Indenture or under any non-recourse debt) under which there may be outstanding, or by which there may be secured or evidenced, any Indebtedness for money borrowed by the Company in excess of $50,000,000 in the aggregate, whether such Indebtedness now exists or shall hereafter be created, which default shall have resulted (A) from the failure to pay the principal amount upon final maturity of such Indebtedness or (B) in such Indebtedness becoming or being declared due and payable prior to the date on which it would otherwise have become due and payable, in the case of each of clause (A) and clause (B) without such Indebtedness having been discharged or such acceleration having been rescinded or annulled, within a period of 30 days after there shall have been received, by registered or certified mail, by the Company from the Trustee or to the Company and the Trustee from the Holders of at least 25% in principal amount of the Outstanding Securities of that series a written notice specifying such default and requiring the Company to cause such acceleration to be rescinded or annulled and stating that such notice is a “Notice of Default” hereunder; provided, however, that, subject to the provisions of Sections 8.1 and 8.2, the Trustee shall not be deemed to have knowledge of such default unless either (A) a Responsible Officer of the Trustee shall have actual knowledge of such default or (B) a Responsible Officer of the Trustee shall have received written notice thereof from the Company, from any Holder, from the holder of any such Indebtedness or from the trustee under any such mortgage, agreement or other instrument; or”

ARTICLE III

Miscellaneous

Section 3.01   Relationship to Existing Base Indenture.  The Second Supplemental Indenture is a supplemental indenture within the meaning of the Base Indenture. The Base Indenture, as supplemented and amended through this Second Supplemental Indenture, is in all respects ratified, confirmed and approved and, with respect to the Notes, the Base Indenture, as supplemented and amended through this Second Supplemental Indenture, shall be read, taken and construed as one and the same instrument.

Section 3.02   Modification of the Existing Base Indenture.  Except as expressly modified through this Second Supplemental Indenture, the provisions of the Base Indenture shall govern the terms and conditions of the Notes.

Section 3.03   Governing Law.  This instrument shall be governed by, and construed in accordance with, the laws of the State of New York, without giving effect to any choice of law or conflict of law provision or rule that would cause the application of the laws of any other jurisdiction.

Section 3.04   Counterparts.  This instrument may be executed in any number of counterparts, each of which so executed shall be deemed to be an original, but all such counterparts shall together constitute but one and the same instrument.

Section 3.05   Makes No Representation.  The recitals contained herein are made by the Company and not by the Trustee, and the Trustee assumes no responsibility for the correctness thereof. The Trustee makes no representation as to the validity or sufficiency of this Second Supplemental Indenture (except for its execution thereof and its certificates of authentication of the Notes).

IN WITNESS WHEREOF, the parties hereto have caused this Second Supplemental Indenture to be duly executed as of the date first written above.

AFFILIATED MANAGERS GROUP, INC.

By:	/s/ John Kingston, III
	Name:	John Kingston, III
	Title:	Vice Chairman, General Counsel
and Secretary

[Signature Page to Second Supplemental Indenture]

IN WITNESS WHEREOF, the parties hereto have caused this Second Supplemental Indenture to be duly executed as of the date first written above.

WELLS FARGO BANK, NATIONAL ASSOCIATION

By:	/s/ Yana Kislenko
	Name:	Yana Kislenko
	Title:	Vice President

[Signature Page to Second Supplemental Indenture]

ANNEX A

THIS NOTE IS A GLOBAL SECURITY WITHIN THE MEANING OF THE INDENTURE HEREINAFTER REFERRED TO AND IS REGISTERED IN THE NAME OF THE DEPOSITORY (AS DEFINED IN THE INDENTURE) OR A NOMINEE OF THE DEPOSITORY. THIS GLOBAL SECURITY IS EXCHANGEABLE FOR SECURITIES REGISTERED IN THE NAME OF ANY PERSON OTHER THAN THE DEPOSITORY OR ITS NOMINEE ONLY IN THE LIMITED CIRCUMSTANCES DESCRIBED IN THE INDENTURE, AND, UNLESS AND UNTIL IT IS EXCHANGED IN WHOLE AND IN PART FOR SECURITIES IN DEFINITIVE FORM, MAY NOT BE TRANSFERRED EXCEPT AS A WHOLE BY THE DEPOSITORY TO A NOMINEE OF THE DEPOSITORY, BY A NOMINEE OF THE DEPOSITORY TO THE DEPOSITORY OR ANOTHER NOMINEE OF THE DEPOSITORY OR BY THE DEPOSITORY OR ANY SUCH NOMINEE TO A SUCCESSOR DEPOSITORY OR A NOMINEE OF SUCH SUCCESSOR DEPOSITORY.

UNLESS THIS CERTIFICATE IS PRESENTED BY AN AUTHORIZED REPRESENTATIVE OF THE DEPOSITORY TRUST COMPANY, A NEW YORK CORPORATION (“DTC”), TO THE COMPANY (AS DEFINED BELOW) OR ITS AGENT FOR REGISTRATION OF TRANSFER, EXCHANGE OR PAYMENT, AND ANY SECURITY ISSUED IS REGISTERED IN THE NAME OF CEDE & CO. OR IN SUCH OTHER NAME AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC (AND ANY PAYMENT IS MADE TO CEDE & CO. OR TO SUCH OTHER ENTITY AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC), ANY TRANSFER, PLEDGE OR OTHER USE HEREOF FOR VALUE OR OTHERWISE BY OR TO ANY PERSON IS WRONGFUL INASMUCH AS THE REGISTERED OWNER HEREOF, CEDE & CO., HAS AN INTEREST HEREIN.

AFFILIATED MANAGERS GROUP, INC.

5.250% Senior Notes due 2022

No. 1	CUSIP NO. 008252868
$140,000,000.00

Affiliated Managers Group, Inc., a corporation duly incorporated and subsisting under the laws of the State of Delaware (herein called the “Company”, which term includes any successor corporation under the Indenture hereinafter referred to), for value received, hereby promises to pay to Cede & Co., or registered assigns, the principal sum of ONE HUNDRED FORTY MILLION U.S. Dollars (U.S. $140,000,000.00) on October 15, 2022 and to pay interest thereon from October 11, 2012 or from the most recent Interest Payment Date to which interest has been paid or duly provided for, quarterly on January 15, April 15, July 15 and October 15 in each year, commencing January 15, 2013, at the rate of 5.250% per annum, until the principal hereof is paid or made available for payment.

The interest so payable, and punctually paid or duly provided for, on any Interest Payment Date will, as provided in such Indenture, be paid to the Person in whose name this Note (or one or more predecessor securities) is registered at the close of business on the regular record date for such interest, which shall be the January 1, April 1, July 1 or October 1 (whether or not a Business Day), as the case may be, next preceding such Interest Payment Date. Any such interest not so punctually paid or duly provided for will forthwith cease to be payable to the Holder on such regular record date and may either be paid to the Person in whose name this Note (or one or more predecessor securities) is registered at the close of business on a special record date for the payment of such defaulted interest to be fixed by the Trustee, notice whereof shall be given to Holders of Notes of this series not less than five days prior to such special record date, or be paid at any time in any other lawful manner not inconsistent with the requirements of any securities exchange on which the Notes of this series may be listed, and upon such notice as may be required by such exchange, all as more fully provided in the Indenture.

Payment of the principal of and interest on this Note shall be made at the office or agency of the Trustee maintained for that purpose in New York, New York, in such currency of the United States of America as at the time of payment is legal tender for payment of public and private debts; provided, however, for so long as the Notes are represented in global form by one or more Global Securities, all payments of principal and interest shall be made by wire transfer of immediately available funds to the Depository or its nominee, as the case may be, as the registered owner of the Global Security representing such Notes. In the event that definitive Notes shall have been issued, all payments of principal and interest shall be made by wire transfer of immediately available funds to the accounts of the registered Holders thereof; provided, that the Company may at its option pay interest by check to the registered address of each Holder of a definitive Note.

Reference is hereby made to the further provisions of this Note set forth on the reverse hereof, which further provisions shall for all purposes have the same effect as if set forth at this place.

Unless the certificate of authentication hereon has been executed by the Trustee referred to on the reverse hereof by manual signature, this Note shall not be entitled to any benefit under the Indenture or be valid or obligatory for any purpose.

IN WITNESS WHEREOF, the Company has caused this instrument to be duly executed under its corporate seal.

AFFILIATED MANAGERS GROUP, INC.

By:
		Name:	Jay C. Horgen
		Title:	Chief Financial Officer and Treasurer

[Seal]

Attest:
		Name:	John Kingston, III
		Title:	Vice Chairman, General Counsel
and Secretary

Date: October 11, 2012

[Signature Page to Global Note]

This is one of the Securities of the series designated therein issued under the within mentioned Indenture.

WELLS FARGO BANK, NATIONAL ASSOCIATION,
as Trustee

By:
Authorized Signatory

Date: October 11, 2012

[Signature Page to Global Note]

[Form of Reverse of Note]

This Note is one of a duly authorized issue of securities of the Company (herein called the “Notes”), issued and to be issued in one or more series under an Indenture, dated as of August 8, 2012 (herein called the “Base Indenture”, which term shall have the meaning assigned to it in such instrument), as supplemented through a Second Supplemental Indenture, dated as of October 11, 2012 (herein called the “Second Supplemental Indenture”, and together with the Base Indenture, the “Indenture”), between the Company and Wells Fargo Bank, National Association, as Trustee (herein called the “Trustee”, which term includes any successor trustee under the Indenture), and reference is hereby made to the Indenture for a statement of the respective rights, limitations of rights, obligations, duties and immunities thereunder of the Company, the Trustee and the Holders of the Notes and of the terms upon which the Notes are, and are to be, authenticated and delivered. This Note is one of the series designated on the face hereof, initially limited in aggregate principal amount to $140,000,000. The Company may at any time issue additional securities under the Indenture in unlimited amounts having the same terms as the Notes so that such additional securities shall be consolidated with the Notes, including for purposes of voting and redemption. Any such additional securities shall, together with the outstanding Notes, constitute a single series of debt securities under the Indenture.

The Notes of this series are also subject to redemption, at the option of the Company, from time to time on or after October 15, 2015, in whole or in part, upon not less than 30 nor more than 60 days’ prior notice mailed to each Holder of Notes to be redeemed at his address as it appears in the register, on any date prior to their stated maturity at a Redemption Price, plus accrued and unpaid interest to the Redemption Date, equal to 100% of the principal amount of such Notes to be redeemed; provided that the principal amount of a Note remaining outstanding after redemption in part shall be an integral multiple of $25.

The Company may not redeem the Notes in part on any date if the principal amount of the Notes has been accelerated and such acceleration has not been rescinded, on or prior to such date.

In the event of redemption of this Note in part only, a new Note or Notes of this series and of like tenor for the unredeemed portion hereof will be issued in the name of the Holder hereof upon the cancellation hereof.

On and after any Redemption Date, interest will cease to accrue on the Notes called for redemption, unless the Company defaults in the payment of the Redemption Price. Prior to any Redemption Date, the Company shall deposit with the Paying Agent money sufficient to pay the Redemption Price of and accrued interest on the Notes to be redeemed on such date. If the Company is redeeming less than all of the Notes, the Trustee shall select the Notes to be redeemed by such method as the Trustee deems fair and appropriate in accordance with methods generally used at the time of selection by fiduciaries in similar circumstances.

The Indenture contains provisions for defeasance at any time of the entire indebtedness of this Note and certain restrictive covenants and Events of Default with respect to this Note, in each case upon compliance with certain conditions set forth in the Indenture.

If an Event of Default with respect to Notes of this series shall occur and be continuing, the principal of the Notes of this series may be declared due and payable in the manner and with the effect provided in the Indenture.

The Indenture or the Notes of any series thereunder may be amended or supplemented as provided in the Indenture.

As provided in and subject to the provisions of the Indenture, the Holder of this Note may pursue a remedy with respect to the Indenture or this Note only if (i) the Holder gives to the Trustee written notice of a continuing Event of Default; (ii) the Holders of at least 25% in principal amount of the outstanding Notes of that series make a written request to the Trustee to pursue the remedy; (iii) such Holder or Holders offer to the Trustee indemnity satisfactory to the Trustee against any loss, liability or expense; (iv) the Trustee does not comply with the request within 60 days after receipt of the request and the offer of indemnity; and (v) during such 60-day period the Holders of a majority in principal amount of the outstanding Notes of that series do not give the Trustee a direction inconsistent with the request. The foregoing shall not apply to any suit instituted by the Holder of this Note for the enforcement of any payment of principal hereof or any interest hereon on or after the respective due dates expressed herein.

No reference herein to the Indenture and no provision of this Note or of the Indenture shall alter or impair the obligation of the Company, which is absolute and unconditional, to pay the principal of and any interest on this Note at the times, place and rate, and in the currency, herein prescribed.

As provided in the Indenture and subject to certain limitations therein set forth, the transfer of this Note is registrable in the Security Registrar’s books, upon surrender of this Note for registration of transfer at the office or agency of the Company in any place where the principal of and any interest on this Note are payable, duly endorsed by, or accompanied by a written instrument of transfer in form satisfactory to the Company and the Security Registrar duly executed by, the Holder hereof or the Holder’s attorney duly authorized in writing, and thereupon one or more new of this series and of like tenor, of authorized denominations and for the same aggregate principal amount, will be issued to the designated transferee or transferees.

The Notes of this series are issuable only in registered form in denominations of $25 and integral multiples thereof. As provided in the Indenture and subject to certain limitations therein set forth, Notes of this series are exchangeable for a like aggregate principal amount of Notes of this series and of like tenor of a different authorized denomination, as requested by the Holder surrendering the same.

No service charge shall be made to a Holder for any such registration of transfer or exchange, but the Company may require payment of a sum sufficient to cover any tax or other governmental charge payable in connection therewith.

Prior to due presentment of this Note for registration of transfer, the Company, the Trustee and any agent of the Company or the Trustee may treat the Person in whose name this Note is registered as the owner hereof for all purposes, whether or not this Note be overdue, and neither the Company, the Trustee nor any such agent shall be affected by notice to the contrary.

All terms used in this Note which are defined in the Indenture shall have the meanings assigned to them in the Indenture.